Exhibit 99.1

Contact:	James Babski
GHL Acquisition Corp.
jbabski@greenhill.com
+1-212-372-4180

GHL Acquisition Corp. Announces Management Changes

NEW YORK, September 21, 2009 – GHL Acquisition Corp. (“GHL Acquisition”) (NYX: GHQ, GHQ.WS and GHQ.U) announced today that, in order to permit GHL Acquisition to be in full compliance with the technical requirements of the listings standards of the Nasdaq Stock Market at the time of its anticipated listing on the Nasdaq Stock Market, Scott L. Bok has resigned from his position as Chief Executive Officer of GHL Acquisition; he will remain Chairman of GHL Acquisition.  It is anticipated that GHL Acquisition will begin trading on the Nasdaq Stock Market on September 24, 2009 under the symbols IRDM, IRDMW and IRDMU, respectively.    Robert H. Niehaus, formerly a Senior Vice President of GHL Acquisition, will succeed Mr. Bok as Chief Executive Officer until completion of the acquisition by GHL Acquisition of Iridium Holdings LLC.  Following the closing of the acquisition, the management and Board of Directors of the combined company will be as described in the proxy statement filed by GHL Acquisition with the Securities and Exchange Commission.

The acquisition of Iridium by GHL Acquisition is subject to approval by the shareholders of GHL Acquisition. A special meeting of stockholders of GHL Acquisition to vote on the proposed acquisition has been scheduled for September 23, 2009.

About GHL Acquisition Corp.

GHL Acquisition is a special purpose acquisition company launched in February 2008 in an initial public offering raising $400 million of gross proceeds. Founded by Greenhill & Co., GHL Acquisition was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses.

Forward-Looking Statements and Other Disclosure

This press release contains, and GHL Acquisition’s management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHL Acquisition to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Iridium, whether the transaction will be approved by GHL Acquisition’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, and competitive, legal, governmental and technological factors. There is no assurance that GHL Acquisition’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if GHL Acquisition’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.  GHL Acquisition’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and, except as required by law, GHL Acquisition undertakes no obligation to update forward-looking statements.

This press release is for informational purposes only and does not constitute an offer of any securities for sale.